Exhibit 99.2
ASYST TECHNOLOGIES, #11036356
Asyst Technologies First Quarter 2006 Fiscal
August 4, 2005, 2:00 p.m. PT
Moderator: Stephen Schwartz

Operator:	Good afternoon ladies and gentlemen and welcome to the Asyst Technologies first quarter 2006 fiscal year conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Thursday, August 4th of 2005. I would now like to turn the conference over to John Swenson, Vice President of Investor Relations and Corporate Communications. Please go ahead, sir.

John Swenson:	Thank you. Good afternoon, everyone and welcome to the fiscal 2006 first quarter conference call for Asyst Technologies. A press release detailing our results for the quarter was distributed by business wire at approximately 1:05 p.m. Pacific Time this afternoon, August 4th, 2005. The release will be posted to our website which is at www.asyst.com. To access the release, interested parties should click on the Investor Relations link followed by the Press Release link.

I need to remind you that during today’s call, we will make forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC as well as the earnings press release.

We also will present non-GAAP financial information in this conference call. For a description of what is excluded from non-GAAP results and a reconciliation of GAAP to non-GAAP results, please refer to the press release which, again, is posted on our website.

Now to our conference call. With us today are Steve Schwartz, Chairman and CEO, Warren Kocmond, Chief Operating Officer and Bob Nikl, Chief Financial Officer. Warren will begin with an overview of our sales and operational performance for the quarter. Bob will follow with a discussion of the financial results and outlook and then Steve will provide a strategic perspective. After the formal comments, we will be happy to take your questions. And now I’ll turn the call over to Warren Kocmond. Warren?

Warren Kocmond:	Thank you, John. My comments today will focus on booking and design win activity, sales and gross margin. We had an especially strong quarter from a margin perspective and I’ll save those comments for the end.

Total net bookings in the quarter were $109 million which compares with $130 million in the prior quarter. First quarter bookings at ATI were $32 million. As I mentioned in the last conference call, ATI bookings last quarter of $44 million reflected OEM pull-ins of 300mm orders which inflated last quarter’s performance. We continue to view the market for ATI as generally flat, consistent with our roughly $37 million average booking level over the past three quarters.

Bookings at ASI were $77 million which included $20 million of flat panel display AMHS. Semiconductor AMHS bookings slowed in the first fiscal quarter which we anticipated after booking nearly $200 million of semiconductor AMHS over the prior two quarters.

Moving to net bookings by region, the results were as follows. North America 15%, Japan 48%, Taiwan 23%, other Asia Pacific 11%, Europe 3%. Our consolidated backlog was approximately $175 million as of the end of the quarter. We had nine significant wins for our factory interface and software products during the quarter including the previously announced second win for the Spartan™ EFEM, one win for the IC support 300mm low port, two 200mm low port wins at fabs in China and Korea and three software wins.

We have shipped five Spartan EFEM’s to date on two different customer tools. We just completed the integration of the Spartan with a potential new customer’s metrology tool and other evaluations are ongoing.

Our Advantag RFID system was selected as the only approved RFID solution for a new D-Ram Fab in Taiwan and we are pleased to win a multiple unit order for the Spartan Sorter from the largest memory manufacturer in Korea.

Apart from OEM products, this is our first meaningful penetration with a major product line at this customer in many years. We booked AMHS orders from ten 300mm customers in addition to the $20 million follow-in order, a healthy gross margin from our primary FPD customer in Taiwan.

Now to sales. Consolidated et sales for the quarter were $117 million, down from $144 million in the prior sequential quarter and $3 million below the low-end of our guidance. Net sales at ATI were $40 million which is at the high-end of our guidance and essentially flat with last quarter. Sales of the Spartan grew to 17% of ATI sales, up from 12% last quarter while 200mm SMIF represented 10% of sales, up from 8% in the prior quarter.

Net sales at Asyst Shinko were $77 million compared with $104 million in the prior sequential quarter. The decline from the prior quarter was largely as expected because of the winding down of our large flat panel project in Taiwan. However, ASI was $8 million or 9% below the low end of our guidance. We expected to fully complete the large Taiwan FPD project, but instead recognized only $6 million of the $9 million we had in backlog as of the end of Q4. The remainder of the variance was attributable to movement within the 18 other customer projects that contributed to ASI’s revenue in the quarter with eight ramping slightly ahead of schedule and ten slightly behind. There were no significant cancellations or push-outs.

We achieved ATI gross margin of 34% which is flat with last quarter and includes the reclass of our service costs consistent with Q4. We continued to reduce fixed manufacturing costs and material costs; but the higher mix of Spartan essentially offset those reductions.

As I mentioned in our last conference call, the Spartan revenue that has been recognized so far is coming from systems that were assembled here in Fremont with manufacturing costs typical of a new product. We are on track with the Spartan cost reduction program. We will assemble our last systems in Fremont during the current quarter.

By the December quarter, the initial benefits of our outsource cost structure will be apparent as a step-function improvement in Spartan gross margin. At the current level of overall ATI business and mix, we anticipate that this alone will contribute to a two point improvement in ATI gross margin.

ASI’s gross margin in the fourth quarter was 26% which is up four points from Q4 levels. This primarily reflects the relatively small contribution from our mega flat panel project in the sales mix. In addition to the $6 million we recognized from that project, we did $7 million of other flat panel at an average gross margin of 30%.

As we saw last quarter, the stronger gross margin flowing through ASI’s P&L is a direct result of improving mix and improved account and project management with very little benefit so far from reduced material costs. This will be true in the September quarter as well.

By the December quarter of this fiscal year, we expect to begin to see benefits from our material cost reduction programs at ASI. In total, we are targeting five points of gross margin improvement through material cost reductions over the next four to six quarters. We believe that further improvements are possible as we roll out other global cost reduction programs.

That concludes my formal comments, so now I’ll turn the call over to Bob Nikl.

Bob Nikl:	Thanks, Warren. One note before I get into my comments. As Warren mentioned with the filing of our 10-K, we moved our service expenses from SG&A to cost of sales. Of course this change had no impact on the bottom line; but it did impact gross margin percentage. In Q4, the impact was $1.3 million or just over three points of margin and in Q1, the impact was $1 million or two and one-half points of margin. All of the comparisons we are making to Q4 include the impact of this change in both periods. Now to my comments.

Our improved margin performance is showing up in our bottom-line results as we delivered a narrower loss despite an 18% drop in sales. It is particularly apparent at ASI which in the last quarter delivered its second consecutive quarter of 10% operating margin and brought $0.08 to the non-GAAP consolidated bottom line. That means that the business delivered $0.16 per share in earnings before minority interest on top of the $0.16 that ASI delivered last quarter. Now to the specific results.

Consolidated operating expenses excluding amortization were $26.2 million, down significantly from $29 million in Q4. Consolidated R&D expenses totaled $7.1 million which was down $0.4 million from fourth quarter levels. We expect to hold R&D at essentially this level going forward.

Consolidated SG&A expenses were $19.2 million, down from $21.5 million in Q4. The decrease was driven primarily by significant reductions in audit and other professional fees at ATI. We have a little more room for improvement in SG&A but anticipate that this will remain relatively flat in the near-term. Other expense was $0.6 million which primarily reflects net interest expense, partially offset by royalty income.

Net loss for the fiscal first quarter on a GAAP basis was $3.6 million or $0.08 per share which compares with a loss of $1.8 million or $0.04 per share in the prior quarter. We reported a non-GAAP net loss for the quarter of $0.9 million, or $0.02 per share which compares with a non-GAAP net loss of $1.4 million or $0.03 per share in the fourth quarter. Now to the balance sheet.

Cash, cash equivalents and short-term investments at quarter end totaled $106 million, up from $101 million at the end of March. We were cash flow positive on the P&L for the period. Accounts receivable totaled $190 million as of the end of the quarter which is flat with the balance at the end of March. Overall DSO was 146 days which is up from 119 days in the prior quarter; however, we were able to convert approximately $25 million of unbilled receivables into billed receivables which reflects the completion of projects and customer acceptances at ASI. DSO at ATI improved to 68 days from 81 days in the prior quarter.

Inventory at the end of the quarter was $38 million, up from $34 million at the end of March. Short-term debt as of the end of June was $53 million, up from $21 million at the end of March. Most of the short-term debt balance is funding working capital at ASI at an average interest rate of 1.4%. Now to our outlook.

First, I’d like to make a comment on the dollar/yen exchange rate. The recent strengthening of the dollar against the yen is not significantly impacting our margin percentages, because both our sales and costs in Japan are largely yen denominated. However, there was an impact of approximately $3 million on our Japan-based sales in Q1. We currently do not hedge translation exposure; so, therefore, our guidance assumes the current exchange rate of approximately $111 yen to the dollar.

With the fiscal second quarter ending in September, we expect to report consolidated net sales in the range of $105 to $115 million. We expect ATI to, again, be in the range of $35 to $40 million and ASI to be in the range of $70 to $75 million. We expect to report a GAAP net loss in the range of $3 to $5 million or $0.06 to $0.10 per share. We expect the non-GAAP net loss to be in the range of $1 to $3 million or $0.02 to $0.06 per share. With that, I’ll turn the call over to Steve.

Steve Schwartz:	Thank you, Bob. I want to share a few comments about where we’re going, some color on the Spartan™ Sorter and an update on what we’re hearing from our customers and what we see in the marketplace. Those of you who were able to attend our analyst briefing during Semicon West may remember the discussion of what we believe are the five attributes that are critical to our success and to our ability to reward shareholders.

First, it’s best to brief products. Even though automation is a competitive segment, our experience is that customers are willing to pay for the right combination of functionality, performance and cost of ownership as well as for the security of aligning with the market leader. We’re the clear market leader in all of the automation hardware segments where the end customer makes the purchase decision. In addition, today we provide approximately 1/3 of the load ports that are integrated with OEM tools and ultimately integrated into customer FAS. This presence, both directly and through our OEM partners, gives us a strategic and operational linkage with the end customers that no other automation provider can claim.

Customers are increasingly receptive to arrangements where a single vendor provides a more comprehensive automation capability; but we believe they are only receptive when best of briefed products are the building blocks of the solution.

The second key attribute is a global presence. We are the market leader in Japan and throughout Asia. We manufacture primarily in Singapore and Japan. More than half of our consolidated work force is in these regions and we currently generate approximately 80% of our sales there. In general, our infrastructure is aligned with where the customers are today and where we believe that expansion will happen in the future. This level of global alignment with customers is a significant competitive advantage for the company.

Third key factor is a flexible business model. It’s difficult to ramp manufacturing up and down in sinc with the cycle. And it’s even more difficult to do so efficiently. At both ATI and ASI we’re taking advantage of out-source capabilities and many aspects of production and installations. This allows us to quickly ramp up to serve customer needs and to ramp down without significant lay-offs, write-offs or disruption to customer programs. This also allows us to sustain a higher level of business performance during downturns in the cycle which is evident in our results for the first quarter.

The fourth critical attribute is scale. Scale is necessary to profitably support customers globally and to leverage the administrative and compliance burdens imposed on public companies. This is one of the reasons that we’ve target flat panel display which is a large market that is on a somewhat different cycle from semiconductors. Flat panel accounted for fully 28% of our $611 million in sales in fiscal 2005.

In the June quarter, we were able to offset some of the slow-down in semiconductor EMHS bookings of $20 million in flat panel and gross margins similar to semiconductor. Although our overall sales have trended down, we believe we are at a general business level that can support profitability with the right progress on margins.

The final attribute is the ability to integrate all of these assets and to create something that is greater than the sum of the parts. This is the next step for Asyst. We have more than 20 years of automation knowledge to share with our customers. We have new products and new technologies under development that can dramatically impact the way that fabs automate the movement of materials and handling of wafers. We have more opportunities to tighten the linkage and synergies between ATI and ASI and we believe that through our products and operational capabilities, we are earning the credentials necessary to take this next step up the value chain. Now to the Spartan.

After not being a player in the sorter market for the past three years, we now believe we have the number one position with Spartan. The Spartan™ Sorter continues to win in every technical evaluation and it’s bringing an important incremental revenue stream to the ATI side of the company. In addition, it’s allowing us to increase our penetration and automation share in 300mm fabs where we don’t currently supply AMHS. Spartan, so far, has penetrated a total of seven 300mm chip makers and six of these are not currently our AMHS customers. Evaluations are underway at two other U.S. chip makers that also currently are not Asyst AMHS customers. [INAUDIBLE] represent from $5 to $8 million of customer spending in every 300mm fab and winning this sort of business gives us another reason to be in front of these customers everyday. We believe that the increased share of the customer’s budget and attention has tremendous value as we continue to roll out more comprehensive automation solutions.

We also were excited to now be leveraging the success of the Spartan™ Sorter in the EFEM market with our first customer shipments now beginning to populate the market place.

In closing, I have a couple of comments on where we think we are in the cycle based on what we’re hearing from our customers. First, as Warren mentioned, our semiconductor AMHS customers are at various stages in their ramps. In the last upturn, both bookings and sales in our semiconductor AMHS business moved about two quarters ahead of other equipment activity. Although semiconductor AMHS bookings flowed in the last quarter, we also know that AMHS bookings are really linear.

Installation activity is a better measure and among our semiconductor AMHS customers, expansion is continuing at an essentially flat but relatively robust level. We believe that customers tend to spend on AMHS first; then shift spending to tools. If this historical pattern holds true, then this lull after our peak in our semiconductor AMHS bookings is consistent with what many believe is an inflection point in the tool business. Customers are leading us to expect a potential rebound in semiconductor AMHS bookings in late 2005 or early 2006.

In the ATI business, our outlook continues to be flat in the near term. We believe the demand for 200mm SMIF has essentially stabilized at around $5 million per quarter. However, in June and July we booked orders for our SMIF products related to 200mm expansion and upgrade projects in Korea, Japan and China and we see more 200mm demand coming from both regions later this year.

Our visibility of demand for ATI’s 300mm tool related products is, by definition, behind that of our OEM customers but we share the general optimism plus potential for an up-tick later in the calendar year.

Finally, in flat panel display, we continue to sell more products into our existing GEN5 and GEN6 customer base. We also were investing in AMHS solutions for GEN8 factories. We believe that incremental green field booking opportunities at GEN5 and larger glass sizes will potentially be available in our fiscal Q3 and Q4. As long as these opportunities present meaningful, incremental gross profit to the company and are not a distraction from our ongoing profitable activity, we will pursue these opportunities. That concludes our formal comments and I will ask the Operator to come back on so we can field your questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your push button phone. If you would like to decline from the polling process, press the star followed by the two. You will hear a three tone prompt acknowledging your selection. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please, for the first question. Our first question comes from Brett Hodess with Merrill Lynch. Please go ahead with your question.

Brett Hodess:	You gave a good feel for what’s going on in the environment and revenues. I’m wondering if you can talk a little bit about what your visibility on the two parts, flat panel and semiconductor orders might be like over the next couple of quarters. And then, secondly, you gave some clarity on Spartan going into December manufacturing and the step function up in gross margins relative to that. Can you give us an update on the new flat panel order— where the gross margins would be on that?

Steve Schwartz:	Hi, Brett. This is Steve, I’ll start and then Warren will address some of the topics related to margin. Brett, the semiconductor is down from where we were the two preceding quarters where we booked $200 million in Semi AMHS; but still a pretty healthy level. As John mentioned, because these things are— the bookings are pretty lumpy, the install activity still is pretty steady and so the variability in bookings won’t be reflected in the revenue that we’re recognized for Semi; although it’s going to be down a little bit. The thing that is important here is that I think if we can continue to make good margin progress on the AMHS and semiconductor and in flat panel, we’re really encouraged by that.

In terms of the flat panel activity, we’re engaged with a few customers. So irrespective of a lot of activity that’s going on, sometimes to add additional capacity and fabs where we don’t participate, we really don’t have opportunities there. But we have additional GEN5 activity from two customers, additional GEN6 activity from two customers and we think that there’s a GEN8 opportunity - that’s one that we will compete for — that’s likely at end-of-year or early 2006 decision timing.

Brett Hodess:	So does that mean, Steve, that you’re backlog with the more steady shipments but the lumpier order pattern, the backlog will draw down a little bit over the next quarter or so and then maybe build up again as some of the lumps come back in?

Steve Schwartz:	Brett, it’s likely that in the next quarter or so some of the backlog will come down, yes.

Brett Hodess:	Okay. Understood.

Steve Schwartz:	But we’re encouraged by the general level of activity. The bookings didn’t reflect it in the quarter, but we’re encouraged by the general level of activity.

Brett Hodess:	Got it. And the margin question?

Warren Kocmond:	Brett, this is Warren. Much the same way you described or asked about the Spartan margins, I think the same tools that we have available to us for Spartan are becoming more and more available for the ASI business; and as such, I think we should be able to see the flat panel margins come very close to meeting those of the silicon-based margins over some time. And, again, doing those same kinds of tools that we have available to us in the supply chain and in the outsourcing aspects.

Brett Hodess:	Okay. Thank you.

Operator:	Thank you. Our next question is from C.J. Muse with Lehman Brothers. Please go ahead with your question.

C.J. Muse:	Good afternoon. In the press release and, I guess, in your formal comments you talked about seeing some acceleration of AMHS expansion plans. I was hoping you could elaborate on that, you know, geographically or by product where you’re seeing that acceleration.

Steve Schwartz:	Hi, C.J. This is Steve. We have acceleration on some projects in Japan. There’s a lot of memory activity going on and so we’re being pushed pretty hard both in the flash MD-RAM areas and anything that’s a push-out— It isn’t really a push-out, it’s just a matter of delivery timing and revenue recognition. But the things where there’s some urgency are related to memory still.

C.J. Muse:	Gotcha. And I guess on the margin front, for ASI you saw a nice up-tick there, 26%+, and I guess you said part of that was due to 30% gross margin on selected FPD business. How sustainable is that and how should we think about margins going ahead for that business?

Steve Schwartz:	C.J. this is Steve, again. As we told you, the flat panel business for us— we think we can get it pretty similar to semiconductor. We’re taking orders now for business that we believe is in the 20’s in terms of gross margin. 30’s pretty high, but we’re trying to keep it around semiconductor which has been running around 20-25% gross margins. We think that’s sustainable for the business that we want to pursue.

C.J. Muse:	Okay. And the last question for me, if you look at your backlog in the mix there, what kind of blended gross margin should we see from that? And, I guess, the question is— are there some stuff in there that has really low gross margin that we should think about as we project your margins in the next couple quarters?

John Swenson:	C.J., this is John. What’s in the gross margin, or excuse me— What’s in the backlog right now is not that much different from what you’ve seen flowing through the P&L in the last quarter. As Steve said, we’re somewhere in the low to mid 20’s in the ASI business and about where we are today— actually there’s really no difference between what we’re delivering today and what we expect to deliver in the ATI business barring the cost improvements we’re still working on.

Steve Schwartz:	C.J., with the exception to the 3 million we still have to ship on the one flat panel project, the rest of the backlog looks like what we’ve been shipping in the past couple of quarters. So we’re comfortable and you ought to be that there’s nothing lurking in the backlog.

C.J. Muse:	Okay. Excellent. Thank you.

Operator:	Thank you. Our next question is from Steve O’Rourke with Deutsche Bank. Please go ahead with your question.

Steve O’Rourke:	Thank you. First, a clarification. I think you mentioned in prepared remarks that you had AMHS orders from ten customers. If that’s the case, how many were new versus expansion orders?

Steve Schwartz:	Steve, all the customers are existing customers. Some are for next phase— most of them are for next phase expansion. Some are for a new building. But they’re all existing customers to replicate and to add more of like capacity to what they already have.

Steve O’Rourke:	Okay. And I think you also mentioned that you had $7 million and 30% gross margin AMHS business. What’s the difference in that business and the low 20, or 20 to 25% business? Is this a cost thing? Is it a pricing thing?

Speaker:	Was that an FPD?

Steve Schwartz:	Yes. Steve, this is more of the same kind of business. In the Korean project now we’re six or seven quarters farther along so it’s not a difference in pricing; but as we march down the costs curve— These are the same things we’ve been shipping where they were 10% growing to 20% now growing to 30%.

Steve O’Rourke:	Okay. And one last question. I think last call you had given some updates at least in questioning on break-even for the respective division at ASI and ATI. Could you update us on that where we are on breakeven now?

Steve Schwartz:	Steve, I’m going to have Warren do that in just a second.

Steve O’Rourke:	Okay.

Steve Schwartz:	One of the things I wanted to note is as revenue has continued to come down for a few quarters now, gross margins continue to go up and if you look at it; if you pick any of the last three quarters’ gross margin level and go to the revenue for the quarter before, we’d have been profitable in all those in every environment. So we’re really comfortable with the gross margin progress that we’ve made. We’ve stayed just below, unfortunately, the threshold of break-even; but we think if there’s any up-tick in revenue, we’ll be profitable.

In the prepared comments we mentioned that Asyst Shinko on the non-GAAP pre-minority interest line we delivered $0.16 in each of the last two quarters, so ASI is running at a profitable level right now. In ATI, we’re—

Warren Kocmond:	I think just to add a little to that, we’ve been looking at a $45 million break-even point and that’s still the case. I think our expense line is roughly where we’d like to see it. I think there’s some more that we can do to drop it a little bit further; but we’re still on track to that as a point I think we’d like to see.

Steve Schwartz:	If you’d let me finish the comments as well. In ATI, we’re about -$0.10 and if you imagine from where of what Warren said, the incremental revenue that we get at ATI on an incremental basis delivers more than 50% at the gross margin line. And so, if we add even $5 million to where we are, that’s a significant increase in the profitability so that we’re highly leveraged for any upside in revenue; but $45 million at ATI is still the break-even target near term for us.

Steve O’Rourke:	Okay. Thank you.

Operator:	Thank you. Our next question is from Bill Lu with Piper Jaffray. Please go ahead with your question.

Bill Lu:	Hi, there. Steve, you talked about this potential GEN8 project that could book in fiscal third quarter or fourth quarter. Now in the past when you’ve had these big projects, they tended to be fairly big in the order size. Can you just quantify how big this potentially could be? I mean, is it going to be something like it was before or is it going to be more incremental or what?

Steve Schwartz:	Bill, first of all, it’s not going to be the size of the last big one that we had all at once. It will grow to that; but we anticipate something that will be much more modest, probably in the $10 to $20 million range in the first phase of what we do.

Bill Lu:	Okay. And then, also in flat panel displays but on the margin side, you talked about that approaching the Semi margins. Is that including the outsourcing of Solectron or was it incremental to that?

Warren Kocmond:	This is Warren. I think we can achieve much of that without the outsourcing plan to Solectron or somebody else. Clearly I think there remain some advantages to being able to do so; but we believe that, in fact, the leverage that we have in the supply chain can get us to that point and I say that mostly because the silicon aspects of the business have done so without major outsourcing and that’s why I feel that way.

Steve Schwartz:	Bill, today, we’re already at those levels on the business that we’ve booked and shipped recently.

Bill Lu:	Yes.

Steve Schwartz:	And we do that all out of Asyst-Shinko. And they’ve done a tremendous job on the profitability of that enterprise and with those capabilities. The thing that we see if, indeed, there’s a move to include it with Solectron, is only upside to that.

Bill Lu:	Then can you just give an update on outsourcing for ASI?

Warren Kocmond:	Yes. This is Warren, again. In general, looking at all the same kinds of opportunities that exist for ATI for obvious reasons, the synergy we’ve talked about as existing can be leveraged by having done it once before. Now having said that, Asyst-Shinko has done a very good job with some of the things they’ve been working on, in fact a lot of things they’ve been working on; and wherever possible, we’ll continue to stay with that type of a model. But, if we can go forward with some of these other opportunities and they do materialize as a big advantage then we’re going to pursue some of those other opportunities from an outsourcing perspective too.

Bill Lu:	And this timing for outsourcing change at all?

Warren Kocmond:	Are you asking what the timing is?

Bill Lu:	I think in the past you’ve talked about that. Didn’t you say end of the year or something like that?

Warren Kocmond:	We’ve always looked at that as being a time-frame that we’re comfortable with trying to do this in. If the margins meet our requirements prior to that or ahead of schedule then that may be accelerated or not. But right now, yes. I guess, we’re saying that that time-frame is still consistent with what I’ve said in the past.

Bill Lu:	Okay. Great. Thanks a lot.

Warren Kocmond:	Sure.

Operator:	Thank you. Our next question comes from Robert Maire with Needham and Company. Please go ahead with your question.

Robert Maire:	Yes. Can you give us a bit of a breakdown as to business memory versus foundry versus IDM and your outlook for those and— A number of people in the industry think that the foundries will turn on spending towards the end of the year. Maybe you could give us your sense of business by sector?

Steve Schwartz:	Robert, I don’t have a break-out for you right now. But memory is pretty active right now. We, too, believe that there’s going to be some more foundry activity toward year-end. If we only have the same look that everybody else does, but memory is what’s keeping us extremely busy right now.

Robert Maire:	Okay. And in terms of geographic breakdown, any substantial changes or fairly much the same as last quarter?

Steve Schwartz:	Not so far. Mostly one right now.

Robert Maire:	Okay. Great. Thank you.

Operator:	Thank you. Our next question is from Mark Fitzgerald from Banc of America Securities. Please go ahead with your question.

Mark Fitzgerald:	Thank you. In your guidance you say that material costs would be a big advantage in terms of the margin improvement going forward. I’m curious, number one, where is that coming from in terms of materials and I just want to ask that and with a backdrop that a number of companies have kind of pre-announced same material costs have been— or missed numbers saying material costs have been a problem at this point. So it sounds like there’s some inflationary pressures and how can you guys dodge that?

Warren Kocmond:	This is Warren, Mark. I think that this is based, again, on the performance that we’ve seen from the ATI business; i.e., we’ve gotten really good leverage on a number of material commodities. And these same types of commodities whether it be cables, whether it be in some cases motors and in some cases PCBA’s still remain as opportunities for the ASI business.

In fact, we’ve done some benchmarking that would demonstrate that we do certainly have some room to improve there.

Again, the Asyst Shinko model is such that they’ve been receiving a lot of material from what was Shinko Denke and, in fact, they’ve been doing a pretty reasonable job of dropping that cost in line with some of the expectations we’ve been seeing. So, I don’t know about any kind of inflationary pressures per se. We haven’t really seen that right now. I can imagine why that would be the case; but we haven’t seen it. And I think, again, that simply because we have not perceived real aggressive global outsourcing, if you will, or global materials sourcing, we still got that card to play.

Mark Fitzgerald:	Okay. And follow-up question, on the mix issue here— obviously of advantage for you in terms of the margin story. Are we at a low water mark for the ASI business at this point and is that more of a head-wind for the margin story going forward given that level of projects at ASI, it looks like they are bidding on or tracking at this point?

Steve Schwartz:	Mark, what it feels like right now is it’s not a low mark but we’re getting close compared to where we’ve been. There will be some flat panel that continues to contribute; but, again, right now the installation looks pretty steady. The revenue guidance that we’ve given looks like something that we’ll probably see for maybe a quarter or two here.

Mark Fitzgerald:	And if you’re close on these projects going into the end of the calendar year, the beginning of next year, is that going to make the mix go back up?

Steve Schwartz:	Right now, when we say improvements in mix, we’ve talked about a project that you guys are pretty aware of – the flat panel project that was, that really hurt us from a margin standpoint. Right now the mix is pretty homogenous from a margin standpoint. So the mix of both flat panel and the Semi have really similar gross margins in the backlog.

Mark Fitzgerald:	Okay. And then could you just give us the, on the bookings how much was OEM and how much was end users?

Bob Nikl:	Sure, Mark. So for bookings we were 21% to OEM’s, 79% direct to fabs.

Mark Fitzgerald:	Okay. Thank you.

Operator:	Thank you. Our next question is from Ben Pang with Prudential. Please go ahead with your question.

Ben Pang:	Hi. I want to follow-up on the memory business. You mentioned that the memory was pushing forward right now. What’s the expectation going forward? You mentioned you have a few more AMHS opportunities. Are those— Is the upside there it is still in the memory area?

Steve Schwartz:	Ben, the next ones are both in memory and from IDM.

Ben Pang:	Okay. And also in terms of the timing, I guess, in looking at AMHS versus the shipment of tools— I mean the front-end for 2005 looks like there are a lot of tools already shipped out. So is the expectation right now that the AMHS is going to accelerate through the beginning of the next year? Because there is not— there’s a real low backlog of tools? In other words, you’re starting up a lot of the factories for AMHS, but aren’t the tools already shipped out to those companies?

Steve Schwartz:	We think still coming, Ben.

Ben Pang:	Okay. And to follow up on the flat panel, what’s the lead time now, you know, when you book the $20 million, when does that actually get shipped out and does that depend on whether you’re adding to the GEN5 stuff or GEN6? Is there a big difference between those two generation of panels?

Steve Schwartz:	Ben, there’s not a big difference from a timing standpoint. What we see— Just to give you a rough rule of thumb, when we book a piece of business and start to ship it, probably 80% ships in a two quarter period.

Ben Pang:	All right. Thank you very much.

Operator:	Thank you. Our next question is from Philip Lee with J P Morgan. Please go ahead with your question.

Philip Lee:	Hi, guys. I have a few questions on the flat panels. One is, what was the overall gross margin on the $13 million in flat panel revenue this quarter? Secondly, what would you expect your flat panel revenue to be next quarter; and, actually, the final question is in terms of the GEN8 project, what do you think would be the total size of that project all phases included?

John Swenson:	Philip, it’s John. I’ll take the first one. 19% was all in gross margin—

Philip Lee:	Okay.

John Swenson:	—in the $13 million we did, roughly half came through at five and half at 30-ish.

Philip Lee:	Okay.

John Swenson;	What was your second question?

Philip Lee:	Flat panel revenues next quarter?

John Swenson:	About $10 to $20 million in that range.

Philip Lee:	All right. And then, finally, potential size of a GEN8 project in total for all phases?

John Swenson:	Yes. Philip, hard to say. Let me give you an example because even when we took a pretty large GEN6 project, it ended up being about twice what we estimated at the beginning so our capability there is not great. But in two GEN6 projects that we’ve done, one’s around 60 and one’s going to end up somewhere in the range of 150 million and I would imagine that it would be tough to go a GEN8 project that’s not up the order of 100 million anyway. And the way that it’s added on to it and the number of phases makes it really difficult to say when one stops and one starts; but that’s probably a rough idea in terms of the size of a project.

Philip Lee:	Is there a chance for it to be a lot higher than the GEN6 at 150 million?

John Swenson:	Possibly. But I think the economics start to work the wrong way. I think 100 million is probably about the right range; but I can’t be specific.

Philip Lee:	Okay. Thank you.

Operator:	Thank you. Our next question is from Timothy Arcuri with Smith Barney. Please go ahead. (pause) Mr. Arcuri, please go ahead?

Timothy Arcuri:	Hi, guys. I actually got on late so if this got asked, I apologize. But I have two things. Number one, will book to bill be greater than one in September?

Warren Kocmond:	We don’t guide on bookings, Tim.

Timothy Arcuri:	I realize that; but can you at least if not quantitatively at least qualitatively give us some idea of, you know, directionally bookings in September?

Warren Kocmond:	We’re just not going to go there with you, Tim. We’ve directionally tried to tell you that Semi feels like it’s going to be soft and flat panel we don’t see until later in the year.

Timothy Arcuri:	Okay. I guess, the second question is, is there an argument to be made or would it be valid to say that right now the margins in ASI are somewhat artificially high because there’s a lot of follow-on business versus brand new big project business? Or is that not the right way to think about it? You think it’s 30%; you know 25 to 30 is the right number even for a big, new booking?

Steve Schwartz:	Tim, this is Steve. I think the team at Asyst Shinko’s done a great job. I think that we are in the range where the gross margins are back where they were two years ago. And I think they are pretty sustainable; so when we look at mid-20’s as sustainable gross margin, even all in, including addition of big projects, we think that’s the right level for gross margin and we think that ASI team can sustain it.

Timothy Arcuri:	Okay. Thanks.

Operator:	Thank you. Our next question is from Glenn Primack from Broadview Advisors. Please go ahead with your question.

Glenn Primack:	Good afternoon. The margins at ASI, the improvement due to material costs, do you think that starts to kick in sometime in calendar ’06 or could you actually start getting some benefit on the back half of this year?

Warren Kocmond:	This is Warren. Well, as I mentioned in the prepared comments, we look to it to be over the next four to six quarters; but having said that, I still believe that it’s obviously sort of an on-going process and that we should start to see something a couple of quarters out. My suspicion is, of course, that these things take a little bit of time to build momentum. We’re beginning to lay the groundwork for that. The Asyst Shinko team has got a team dedicated to working on this. So the long answer to your short question is, yes, we can see some headway in a couple quarters out.

Glenn Primack:	Okay. Great. And then on the Advantag, is that something new because I thought you were doing, using RFID for awhile. Is that something new to the industry or is it— could you just talk about that product?

John Swenson:	Glenn, it’s John. Advantag actually is the product name for our FID product.

Glenn Primack:	Okay. And is there something— Is the industry— Is this new to being adopted or is this something that’s been around for awhile and you’re just getting— you have something new out there?

John Swenson:	No. This is the basic RFID platform we’ve been shipping. The new part you might have heard was where won a new 300mm factory in Taiwan.

Glenn Primack:	Okay.

John Swenson:	[INAUDIBLE] factory with that product.

Glenn Primack:	Okay. And what would have been in there before hand?

John Swenson:	That customer prior factory’s— Anybody know? Could have been bar code technology. Could have been infrared, Glenn. I’m not sure.

Glenn Primack:	Okay.

Steve Schwartz:	That’s the business where we have about 65% share. We’ve been in it for many, many years.

Glenn Primack:	Yes. I thought that you have been doing this for awhile; so that’s why when it was brought up it seems like it, you know, that’s kind of a big buzz-word area these days. But you’ve been employing it for quite awhile or the industry has.

Steve Schwartz:	Yes.

Glenn Primack:	Okay. That’s it.

Steve Schwartz:	Thanks.

Operator:	Thank you, sir. Ladies and gentlemen, at this time if there are any additional questions, please press the star followed by the one. As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for the next question. And our next question is a follow-up question from Philip Lee. Please go ahead.

Philip Lee:	Hi, Bob. Can you give some guidance on your OpEx next quarter and throughout the year?

Bob Nikl:	Guidance on OpEx in the quarter and for the rest of the year, I think during the prepared remarks we talked about we think we’re getting SG&A to about the level we’d like it to be as well as the R&D. We see some opportunities. The biggest variable in the equation for me, right now from where I sit, is undoubtedly if you took a look at our 10-K report we still have got some stocks 404 issues to contend with and we’re putting together remediation plans. So we see some opportunity for improvement; but at the moment, we’re trying to be cautious and conservative with regard to guidance there.

Steve Schwartz:	Costs related to the remediation.

Bob Nikl:	Exactly. Yes.

Philip Lee:	Thank you.

Operator:	Thank you. And our next question is a follow-up question from Glenn Primack. Please go ahead.

Glenn Primack:	Just one last one. How long is the royalty agreement last with Integris?

Steve Schwartz:	Initiated that in 2003, Glenn, and it was five years.

Glenn Primack:	Okay.

Steve Schwartz:	It will last spring of ’08.

Glenn Primack:	Great. Thanks.

Operator:	Thank you. And our next question is a follow-up question from Mark Fitzgerald. Please go ahead.

Mark Fitzgerald:	Just on the stock comps, can you give us what it was for the quarter and what you’d expect it to run at for the year, model it forward?

Bob Nikl:	Sure, approximately $0.02 in the quarter. A little hard to model going forward only because a couple of the big variables would be things like cancellations, new grants and what the share price itself does. Last year, was about $0.23 for the year so I would say if there wasn’t any change, average somewhere between $0.04 to $0.05 per quarter.

Mark Fitzgerald:	Okay. Do you have that as an expense for the quarter that just, the June quarter?

Bob Nikl:	No. We’re continuing to report it the old way as a disclosure item. The 123R hasn’t kicked in yet for us.

Mark Fitzgerald:	Okay. Thank you.

Operator:	Thank you. And management, there are no further questions at this time. Please continue.

Steve Schwartz:	Okay. Thank you everyone for joining us on the call today. We’re available the rest of the day here in Fremont and look forward to speaking with you again soon.

Operator:	Thank you, sir. Ladies and gentlemen, this concludes the Asyst Technologies first quarter 2006 fiscal year conference call. If you would like to listen to the replay of today’s conference, you may dial 303-590-3000 with access code 11036356. Once again if you would like to listen to a replay of today’s conference call please dial 303-590-3000 with access code 11036356. You may now disconnect and thank you for using ACT Teleconferencing.
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